Exhibit 4.1

WORKHORSE GROUP INC.

SHARES OF COMMON STOCK

SUBSCRIPTION AGREEMENT

This Agreement, dated as of February 11, 2019, is made and entered into between Workhorse Group Inc., a Nevada corporation (the “Company”), and _____________________________ (the “Investor”). This Agreement sets forth the terms under which the Investor will purchase from the Company ________________ shares of the Company’s $0.001 par value per share Common Stock (the “Shares” or the “Securities”) for a purchase price of $0.____ per share and an aggregate purchase price of $_________________________ (the “Purchase Price”) as set forth below.

NOTICE TO INVESTOR: THE SECURITIES PURCHASED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES MAY BE NOT OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS OR EXEMPTION THEREFROM. FURTHER RESTRICTIONS ON TRANSFERABILITY OF THE SECURITES ARE CONTAINED IN THIS AGREEMENT.

1. Subscription. Subject to the terms of this Agreement, the Investor hereby irrevocably subscribes for the Securities, and on the date hereof will tender the Purchase Price in the form of a certified check or bank check or wired funds payable to “Workhorse Group Inc.”

2. Representations and Warranties of Investor. The Investor is making the following representations, warranties and agreements with the intent that they be relied upon in determining his suitability to purchase the Securities, and the Investor agrees that such representations, warranties and agreements shall survive the date of this Agreement and his purchase of the Securities. Investor hereby represents and warrants to, and agrees with, the Company, and each of its officers, directors, persons who control the Company and affiliates of the foregoing, as follows:

2.1 Investor meets at least one of the following standards, and accordingly, is an “accredited investor” within the meaning of Rule 501 promulgated under the 1933 Act (please initial the applicable alternative in the space provided):

_____ A natural person whose individual net worth, or joint net worth with that person's spouse, at the time of purchase, exceeds $1,000,000, excluding the value of the primary residence of such natural person, calculated by subtracting from the estimated fair market value of the property the amount of debt secured by the property, up to the estimated fair market value of the property;

______ A natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and who reasonably expects to reach the same income level in the current year;

______ A corporation, partnership, Massachusetts or similar business trust, or an organization described in Section 501(c)(3) of the Internal Revenue Code, with total assets in excess of $5,000,000, which was not formed for the specific purpose of acquiring the Securities;

______ An employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is to be made by a plan fiduciary, as defined in Section 3 (21) of such Act, which is either a bank, insurance company, or registered investment adviser; or an employee benefit plan with total assets in excess of $5,000,000, or a self-directed employee benefit plan, whose investment decisions are made solely by persons that are Accredited Investors;

______ A trust, with total assets in excess of $5,000,000, which was not formed for the specific purpose of acquiring the Securities, whose purchase is directed by a sophisticated person;

______ A bank, savings and loan, or similar institution, whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; an insurance company; an investment company registered under or a business development company as defined in the Investment Company Act of 1940; or a Small Business Investment Company licensed by the U.S. Small Business Administration;

______ A director or executive officer of the Company; or

______ An entity in which all of the equity owners are Accredited Investors under the above paragraphs.

2.2 The Investor (i) is, if a natural person, at least twenty-one (21) years of age, and (ii) is a bona fide permanent resident of and is domiciled in the state shown in the address line of Investor’s signature page to this Agreement, and has no present intention of becoming a resident of any other state or jurisdiction.

2.3 The Investor has received if requested or has access to and has reviewed the Company’s reports and filings required to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”), including, without limitation the Company’s Form 10-K filed March 14, 2018, Form 10-K/A filed May 9, 2018, Form 10-Q filed November 7, 2018, and Forms 8-K filed November 7, 2018, November 13, 2018, December 3, 2018, December 6, 2018, January 2, 2019, and February 5, 2019.

2.4 The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of an investment in the Securities, including the Risk Factors attached hereto as Exhibit A (which the Investor has received and reviewed), and of making an informed investment decision, and is not utilizing any other person to be the Investor’s representative in connection with evaluating such merits and risks.

2.5 The Investor is acquiring the Securities for his own account, for investment purposes only, and not with a view toward the resale, resyndication, distribution, subdivision or fractionalization thereof, and has no present intention of selling or transferring or otherwise distributing the same. The Investor has no need for liquidity in this investment, has the ability to bear the economic risk of this investment, at the present time and in the foreseeable future, can afford a complete loss of this investment, and this investment constitutes an appropriate investment for and is not in violation of any investment restrictions (whether by statute, contract or otherwise) binding upon the Investor.

2.6 The Investor is aware that all documents, records and books pertaining to this investment are available at the offices of the Company at 100 Commerce Drive, Loveland, Ohio 45140, and acknowledges that all documents, records and books pertaining to this investment requested by the Investor have been made available to the Investor and the persons the Investor has retained, if any, to advise him with respect to this investment, and the Investor and such persons have been supplied with such additional information concerning this investment as has been requested.

2.7 The Investor has been given the opportunity to discuss his investment in, and the operation of, the Company with the Company’s management and has been given all information that the Investor has requested and which the Investor deems relevant to his decision to invest in the Company. The Investor has consulted such legal, financial and tax advisers as have been necessary to evaluate the merits and risks of this investment. The Investor acknowledges and is aware that the Company has a limited financial and operating history.

2.8 The Investor agrees that the Securities (including any interest therein) will not be sold or otherwise disposed of by the Investor unless either (i) the sale or other disposition will be pursuant to a registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and any applicable securities laws of any state or other jurisdiction; or (ii) the Investor shall have notified the Company in writing of any desire on the part of the Investor to sell or dispose of all or part of the such Securities and of the manner and terms of the proposed transaction, and the Company shall have been advised in writing by counsel acceptable to it that no registration of such Securities under the 1933 Act, or the rules and regulations then in effect thereunder, or any applicable state securities laws, is required in connection with the proposed sale or other disposition. The Investor acknowledges that the Company is under no obligation whatsoever in connection with any such registration or exemption. The Investor acknowledges that all certificates evidencing ownership of the Securities, or any replacement thereof, shall bear an appropriate legend to the effect that the securities evidenced by such certificate or instruments are subject to these terms.

2.9 All information provided by the Investor to the Company is true and correct in all respects as of the date hereof, and if there should be any material change in such information either prior to the Company accepting the Investor’s subscription or thereafter, the Investor will immediately furnish such revised or corrected information to the Company.

2.10 The Investor understands that no federal or state agency has passed on or made any recommendation or endorsement of the Securities and that the Company is relying on the truth and accuracy of the representations, warranties and agreements made by him in offering the Securities for sale to him without having first registered the same under the 1933 Act.

2.11 The Investor acknowledges that there have been no representations, guarantees or warranties made to him by the Company, its officers, directors, controlling persons, agents or employees or any other person, expressly or by implication, with respect to the amount of or type of consideration, profit or loss (including tax benefits) to be realized, if any, as a result of his investment.

2.12 Investor acknowledges and understands that the Company possesses material non-public information not known to Investor that may affect the value of the Securities (the “Information”), that the Company is unable to disclose to Investor. Investor understands, based on his experience, the disadvantage to which Investor is subject due to the disparity of information between the Company and the Investor. Notwithstanding this, Investor has deemed it appropriate to engage in the transaction contemplated hereby.

2.13 Investor agrees that the Company and its affiliates, principals, stockholders, partners, employees and agents shall have no liability to Investor, whatsoever due to or in connection with Company's use or non-disclosure of the Information or otherwise as a result of the transaction contemplated hereby, and Investor hereby irrevocably waives any claim that he might have based on the failure of the Company to disclose the Information.

2.14 Investor has all requisite authority (and in the case of an individual, the capacity) to purchase the Securities, enter into this Agreement and to perform all the obligations required to be performed by Investor hereunder, and such purchase will not contravene any law, rule or regulation binding on Investor or any investment guideline or restriction applicable to Investor.

3. Indemnification. The Investor agrees to indemnify and hold harmless the Company and its directors and officers, their affiliates or anyone acting on behalf of the Company from and against any and all damages, losses, costs and expenses (including reasonable attorneys, fees) which they may incur by reason of the failure of the Investor to fulfill any of the terms or conditions of this Agreement, or by reason of any breach of the representations and warranties made by the Investor herein, or in any document provided by the Investor to the Company.

4. Transferability. The Investor agrees that he shall not transfer or assign this Agreement or any interest herein, and any such transfer or assignment purported to be made shall be null and void and of no effect.

5. Down Round Protection. If, prior to the six month anniversary of the date hereof, the Company issues shares of its Common Stock for a purchase price per share less than the purchase price per share hereunder (a “Down Round”), the Company will issue additional Shares (for no additional consideration) to Investor such that the effective purchase price per Share (calculated by dividing the Purchase Price by the total Shares (including the additional Shares)) is equal to the purchase price per share paid in the Down Round. The issuance of shares of Common Stock by the Company in connection with the following shall not constitute a Down Round for purposes of this Agreement: (i) the exercise of stock options or the conversion of convertible securities in each case issued to employees, directors of, or consultants to the Company pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Company; (ii) a dividend or distribution payable to holders of capital stock of the Company; or (iii) a subdivision (by stock split, recapitalization or otherwise) of outstanding shares of the Company into a greater number of shares.

6. General Provisions.

6.1 This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, or representation or communication, whether oral or written, between the parties relating to the transactions contemplated herein or the subject matter hereof.

6.2 This Agreement may be executed in more than one counterpart which shall, in the aggregate, be deemed to be the original instrument and agreement between the parties, and copies signed and transmitted electronically in a form readable by the recipient or by facsimile are as binding as if the original was signed in person.

6.3 Any and all notices or other communications required or permitted by this Agreement or by law to be served on or given to any party hereto by any other party hereto shall be, unless otherwise required by law, in writing and deemed duly served and given when actually received either (i) in an electronic form readable by the recipient, or (ii) when delivered by facsimile, or (iii) when delivered by hand, by recognized express delivery services or via the United States mail, certified or registered, return, receipt requested, postage prepaid, addressed to the Company at its principal offices at 100 Commerce Drive, Loveland, Ohio 45140, and to the Investor at its address as set forth on the signature page to this Agreement or otherwise transmitted to the Company from time to time.

6.4 No term hereof may be changed, waived, discharged or terminate orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

6.5 The headings in this Agreement are for the purposes and convenience of reference only and shall not be deemed to constitute a part hereof.

6.6 This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Nevada, without reference to its principles of conflict of laws. Any action to enforce the terms of this Agreement shall be brought in a court of competent jurisdiction located in Hamilton County, Ohio.

6.7 The benefits of this Agreement shall inure, and the obligations of this Agreement shall be binding upon, the personal representatives, heirs, legatees, permitted successors and assigns of the parties hereto.

6.8 The Investor agrees that the Investor may not cancel, terminate, or revoke this Agreement or any agreement of the Investor made hereunder. The Company shall have the sole right, at its complete discretion, to accept or reject this subscription, in whole or in part, for any reason and that the same shall be deemed to be accepted by the Company only when it is signed by a duly authorized officer of the Company and delivered to the Investor.

6.9 Except as otherwise provided in this Agreement, each party to this Agreement shall pay any and all fees and expenses that such party may incur in connection with the negotiation, execution and closing of the transactions contemplated by this Agreement.

(Signatures start on next page)

WORKHORSE GROUP INC.

SUBSCRIPTION AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the Investor has executed this Subscription Agreement on the date indicated below.

NAME of Subscriber (print/type)	NAME of Subscriber (print/type)

Authorized SIGNATURE of Subscriber	Authorized SIGNATURE of Subscriber

Address	Address

City State Zip	City State Zip

Home Telephone	Home Telephone

Business Telephone	Business Telephone

Social Security Number	Social Security Number

Date Signed: _________________	Date Signed: ________________

If the Investor is a corporation, partnership, trust or other entity, or is otherwise acting as a fiduciary, the name and capacity (title) of the individual executing this Agreement on the Investor’s behalf should be printed or typed below the signature.

PLEASE SUPPLY THE FOLLOWING INFORMATION:

Manner in which title is to be held; (Check one)

__________ Individual Ownership	__________ Partnership*
_________ Individual Retirement Account	_________ Trust *
_________ Qualified Retirement Plan	_________ Corporation*
__________ Other: ________________________________ (Please indicate)	_________ Limited Liability Company*

*	In the case of a partnership, state names of all partners and attach a copy of the partnership agreement. In the case of a corporation, attach a copy of the articles of incorporation together with the resolution of the board of directors authorizing this investment. In the case of a limited liability company, attach a copy of the articles of organization and operating agreement and a copy of any required member or manager resolutions authorizing this investment. In the case of a trust, attach a copy of the trust agreement.

ACCEPTANCE

Workhorse Group Inc. hereby accepts and agrees to be bound by the foregoing subscription subject to the terms and conditions hereof as of the date indicated below.

WORKHORSE GROUP INC.

By:

Name:

Title:

Date Signed:

EXHIBIT A

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Before purchasing our Common Stock, you should read and consider carefully the following risk factors as well as all other information contained and incorporated by reference in this prospectus supplement and the accompanying base prospectus, including our consolidated financial statements and the related notes. Each of these risk factors, either alone or taken together, could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our Common Stock. There may be additional risks that we do not presently know of or that we currently believe are immaterial, which could also impair our business and financial position. If any of the events described below were to occur, our financial condition, our ability to access capital resources, our results of operations and/or our future growth prospects could be materially and adversely affected and the market price of our Common Stock could decline. As a result, you could lose some or all of any investment you may make in our Common Stock.

Risks Relating to Our Business

We have incurred substantial net losses since our inception and anticipate that we will continue to incur substantial net losses for the foreseeable future. We may never achieve or sustain profitability.

We have incurred net losses amounting to $123.9 million for the period from inception (February 20, 2007) through September 30, 2018. We have had net losses in each quarter since our inception. We expect that we will continue to incur net losses for the foreseeable future. We may incur significant losses in the future for several reasons, including the other risks described in this prospectus, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown events. Accordingly, we may not be able to achieve or maintain profitability. Our management is developing plans to alleviate the negative trends and conditions described above but there is no guarantee that such plans will be successfully implemented. There is no assurance that even if we successfully implement our business plan, that we will be able to curtail our losses. If we incur additional significant operating losses, our stock price may decline significantly.

We have yet to achieve positive cash flow and, given our projected funding needs, our ability to generate positive cash flow is uncertain.

We have had negative cash flow from operating activities of $17.3 million and $28.3 million for the nine months ended September 30, 2018 and 2017. We anticipate that we will continue to have negative cash flow from operations for the foreseeable future. We continue our efforts to develop positive material margins with the goal of offsetting research and development, sales and marketing and general and administrative expenses. Further, we may need to make significant capital expenditures in order to increase sales and commence significant operations at our Union City facility. Our business also will at times require significant amounts of working capital to support our growth. Although we have entered into a Credit Agreement with Marathon, we may need to acquire inventory outside of such Credit Agreement to support our anticipated increase in production. An inability to generate positive cash flow for the foreseeable future may adversely affect our ability to raise needed capital for our business on reasonable terms, diminish supplier or customer willingness to enter into transactions with us, and have other adverse effects that would decrease our long-term viability. There can be no assurance we will achieve positive cash flow in the foreseeable future.

We need access to additional financing in 2019 and beyond, which may not be available to us on acceptable terms or at all. Our auditor’s report for the fiscal years ended December 31, 2017 and 2016 includes a going concern opinion due to our lack of sales, negative working capital and stockholders’ deficit. If we cannot access additional financing when we need it and on acceptable terms, our business may fail.

Our business plan to design, produce, sell and service commercial electric vehicles through our Union City facility will require substantial continued capital investment. Our research and development activities will also require substantial continued investment. For the year ended December 31, 2017, our independent registered public accounting firm issued a report on our 2017 financial statements that contained an explanatory paragraph stating that the lack of sales, negative working capital and stockholders’ deficit, raise substantial doubt about our ability to continue as a going concern. We expect that we will have a going concern for the year ended December 31, 2018. For example, our existing capital resources, will be insufficient to fund our operations beyond the beginning of March 2019. Moreover, as of the date hereof, we have approximately $11.3 million of outstanding indebtedness and $6.6 million in outstanding account payables. Our cash flow from operations is not expected to be sufficient to satisfy our debt obligations. In the event, we do not consummate a sale of Surefly, Inc. in which we receive sufficient proceeds, we may not be able to repay our outstanding indebtedness. Accordingly, we will need additional financing. We will also need additional financing beyond 2019. If we are not able to obtain additional financing and/or substantially increase revenue from sales, we will default on our debt obligations and be unable to continue as a going concern. As a result, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our consolidated financial statements, and investors will likely lose a substantial part or all of their investment. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all, particularly given that we do not now have a committed credit facility with any government or financial institution. Further, if there remains doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding on acceptable terms or at all. If we cannot obtain additional financing when we need it and on terms acceptable to us, we will not be able to continue as a going concern.

The development of our business in the near future is contingent upon the receipt and fulfillment of orders from UPS and other key customers for the purchase of E-GENs and N-GENs and if we are unable to perform under these orders, our business may fail.

On June 4, 2014, the Company entered into a Vehicle Purchase Agreement with UPS which outlined the relationship by which the Company would sell vehicles to UPS. To date, we have received six separate orders totaling up to 1,405 vehicles from UPS. The most recent order is from Q1 2018, which was amended in May 2018. The May 2018 UPS Agreement provides that UPS will purchase 1,000 N-GENs. UPS is initially committed to purchase 50 N-GENs that will be designed and developed with the input from UPS’s automotive engineering team and deployed as a test fleet. This order is expected to account for substantially all of our revenues over the next six months and, if UPS purchases additional vehicles, UPS would account for a greater percentage of our revenues and we will become more dependent upon them. The timing of the balance of the 950 N-GENs will be on a timeframe solely determined by UPS, which is entitled to reduce or cancel the order in its sole discretion based on the result of the test fleet. We will need to raise additional capital in order to satisfy our obligations under the May 2018 UPS Agreement. There is no guarantee that we will be able to perform under these orders and if we and the vehicles do not perform, that UPS will purchase additional vehicles from our company. Also, there is no assurance that UPS will not terminate its agreement with our company pursuant to the termination provisions therein. Further, we will need significant financing to fulfill any future orders and we are not able to raise the required capital to purchase required parts and pay certain vendors, we may not be able to comply with UPS’s deadlines. Accordingly, despite the receipt of the orders from UPS, there is no assurance, due our financial constraints and status as a development stage company, that we will be able to deliver such vehicles or that it will receive additional orders whether from UPS or other potential customers.

If we are unable to perform under our orders with UPS, our business will be significantly negatively impacted.

Our limited operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

Our revenue increased from $6.4 million in 2016 to $10.8 million in 2017. However, our revenue for the nine months ended September 30, 2018 decreased to $742 thousand from $4.9 million for the comparable period in 2017. As evidenced by the fluctuations in our revenue, a significant portion of our activities are still focused on research and development. We have a limited operating history and have generated limited revenue. As we begin to fully implement our manufacturing capabilities, it is difficult, if not impossible, to forecast our future results based upon our historical data. Because of the uncertainties related to our lack of historical operations, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in revenues or expenses. If we make poor budgetary decisions as a result of unreliable historical data, we could be less profitable or incur losses, which may result in a decline in our stock price.

Our obligations to Marathon, which holds a secured loan, are secured by a security interest in substantially all of our assets, so if we default on those obligations, Marathon could foreclose on, liquidate and/or take possession of our assets. If that were to happen, we could be forced to curtail, or even to cease, our operations.

All amounts due under the loan payable to Marathon are secured by our assets. As a result, if we default on our obligations under the secured loan, Marathon could foreclose on its security interest and liquidate or take possession of some or all of these assets, which would harm our business, financial condition and results of operations and could require us to curtail, or even to cease our operations.

We are subject to certain covenants set forth in the Marathon Credit Agreement. Upon an event of default, including a breach of a covenant, we may not be able to make accelerated payments under the Credit Agreement.

Under the Marathon Credit Agreement, so long as the loan remains outstanding, we are subject to various negative covenants, including but not limited to, restrictions on incurring additional indebtedness or additional encumbrances, dividends and other restricted payments, mergers and acquisitions or dispositions of property as well as certain affirmative covenants, including maintaining minimum liquidity and maximum total leverage and debt service coverage ratios. We have the ability to cure a breach of the total leverage ratio or the debt service coverage ratio covenant through the sale of equity; however, such equity cures are limited under the Credit Agreement and the proceeds of such equity cures must be used to repay the loans. Further, 35% of the net cash proceeds from the issuance of capital stock after the nine-month anniversary of the closing of the Credit Agreement must be used to prepay the loans. Also, all payments received under subject purchase orders must be used to prepay the Tranche Two Loans under the Credit Agreement. In addition, under the Credit agreement, an event of default occurs upon any of the following: (i) non-payment of principal or interest, (ii) violations of covenants, (iii) bankruptcy, (iv) material judgments, (v) change of control, and (vi) material adverse change. Upon an event of default, the outstanding principal amount of the loan plus any other amounts owed to Marathon will become immediately due and payable at Marathon’s election and Marathon could foreclose on our assets. A default would also likely significantly diminish the market price of our Common Stock.

We offer no financing on our vehicles. As such, our business is dependent on cash sales, which may adversely affect our growth prospects.

While most of our current customers are well-established companies with significant purchasing power, many of our potential smaller and medium-sized customers may need to rely on credit or leasing arrangements to gain access to our vehicles. Unlike some of our competitors who provide credit or leasing services for the purchase of their vehicles, we do not provide, and currently do not have commercial arrangements with a third party that provides, such financial services. We believe the current limited availability of credit or leasing solutions for our vehicles could adversely affect our revenues and market share in the commercial electric vehicle market.

Worsening economic conditions may result in decreased demand for our products which could harm our operating results.

Uncertainty and negative trends in general economic conditions in the United States and abroad, including significant tightening of credit markets, historically have created a difficult environment for companies in our industry. Many factors, including factors that are beyond our control, may have a detrimental impact on our operating performance. These factors include general economic conditions, unemployment levels, energy costs and interest rates, as well as events such as natural disasters, acts of war, terrorism and catastrophes. These conditions may result in a decline in the demand for our products by potential customers or result in the delay of our development of new products and/or enhancements to our existing products for our existing customers. There can be no assurance that economic conditions will remain favorable for our business or that demand for our products will remain at current levels. Reduced demand for our products would negatively impact our growth and revenue.

Our business, prospects, financial condition and operating results will be adversely affected if we cannot reduce and adequately control the costs and expenses associated with operating our business, including our material and production costs.

We incur significant costs and expenses related to procuring the materials, components and services required to develop and produce our electric vehicles. We have secured supply agreements for our critical components including our batteries. However, these are dependent on volume to ensure that they are available at a competitive price. Historically our cost projections have been higher than the revenue generated from the sale of such vehicles, excluding vehicles purchased under voucher programs. As a result, we have lost money on each medium-duty vehicle sold without an associated voucher. In our efforts to be cash flow break even and effectively compete in the market place, we continually work on cost-down initiatives to reduce our cost structure through engineering efforts, negotiations with suppliers in an effort to refine our build of materials and through third party relationships including the development of potential partners. If we do not reduce our costs and expenses, our net losses will continue, which will negatively impact our business and stock price.  If we do not reduce our costs and expenses, our net losses will continue which will negatively impact our business and stock price.

Increases in costs, disruption of supply or shortage of lithium-ion cells could harm our business. [shortage, price dropping]

The cost of lithium-ion cells has generally decreased over the last several years. However, this trend may reverse and we may experience increases in the cost. Further, we may experience a sustained interruption in the supply or shortage of lithium-ion cells. Any such increase, supply interruption or shortage could materially and negatively impact our business, prospects, financial condition and operating results. The prices for these lithium-ion cells can fluctuate depending on market conditions and global demand for these materials and could adversely affect our business and operating results. We are exposed to multiple risks relating to lithium-ion cells including:

●	the inability or unwillingness of current battery manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion cells we may require going forward;

●	disruption in the supply of cells due to quality issues or recalls by battery cell manufacturers;

●	an increase in the cost of raw materials used in the cells; and

●	fluctuations in the value of the Japanese yen against the U.S. dollar in the event our purchasers of lithium-ion cells are denominated in Japanese yen.

 Our business is dependent on the continued supply of battery cells for the battery packs used in our vehicles. While we believe several sources of the battery cells are available for such battery cells, we have fully qualified only Panasonic for the supply of the cells used in such battery packs and have limited flexibility in changing cell suppliers. Any disruption in the supply of battery cells could disrupt production of our vehicles until such time as a different supplier is fully qualified. Furthermore, fluctuations or shortages in petroleum, tariff or trade issues and other economic or tax conditions may cause us to experience significant increases in freight charges. Substantial increases in the prices for the battery cells or prices charged to us, would increase our operating costs, and could reduce our margins if we cannot recoup the increased costs through increased vehicle prices. Any attempts to increase vehicle prices in response to increased costs in our battery cells could result in cancellations of vehicle orders and therefore materially and adversely affect our brand, image, business, prospects and operating results.

The demand for commercial electric vehicles depends, in part, on the continuation of current trends resulting from dependence on fossil fuels. Extended periods of low diesel or other petroleum-based fuel prices could adversely affect demand for our vehicles, which would adversely affect our business, prospects, financial condition and operating results.

We believe that much of the present and projected demand for commercial electric vehicles results from concerns about volatility in the cost of petroleum-based fuel, the dependency of the United States on oil from unstable or hostile countries, government regulations and economic incentives promoting fuel efficiency and alternative forms of energy, as well as the belief that climate change results in part from the burning of fossil fuels. If the cost of petroleum-based fuel decreased significantly, the outlook for the long-term supply of oil to the United States improved, the government eliminated or modified its regulations or economic incentives related to fuel efficiency and alternative forms of energy, or if there is a change in the perception that the burning of fossil fuels negatively impacts the environment, the demand for commercial electric vehicles could be reduced, and our business and revenue may be harmed.

Diesel and other petroleum-based fuel prices have been extremely volatile, and we believe this continuing volatility will persist. Lower diesel or other petroleum-based fuel prices over extended periods of time may lower the perception in government and the private sector that cheaper, more readily available energy alternatives should be developed and produced. If diesel or other petroleum-based fuel prices remain at deflated levels for extended periods of time, the demand for commercial electric vehicles may decrease, which would have an adverse effect on our business, prospects, financial condition and operating results.

Our future growth is dependent upon the willingness of operators of commercial vehicle fleets to adopt electric vehicles and on our ability to produce, sell and service vehicles that meet their needs. This often depends upon the cost for an operator adopting electric vehicle technology as compared to the cost of traditional internal combustion technology. When the price of oil is low, as it recently has been, it is difficult to convince commercial fleet operations to change to more expensive electric vehicles.

Our growth is dependent upon the adoption of electric vehicles by operators of commercial vehicle fleets and on our ability to produce, sell and service vehicles that meet their needs. The entry of commercial electric vehicles into the medium-duty commercial vehicle market is a relatively new development, particularly in the United States, and is characterized by rapidly changing technologies and evolving government regulation, industry standards and customer views of the merits of using electric vehicles in their businesses. This process has been slow as without including the impact of government or other subsidies and incentives, the purchase prices for our commercial electric vehicles currently is higher than the purchase prices for diesel-fueled vehicles. Our growth has also been negatively impacted by the relatively low price of oil over the last few years.

If the market for commercial electric vehicles does not develop as we expect or develops more slowly than we expect, our business, prospects, financial condition and operating results will be adversely affected.

As part of our sales efforts, we must educate fleet managers as to the economical savings we believe they will benefit from during the life of the vehicle. As such, we believe that operators of commercial vehicle fleets should consider a number of factors when deciding whether to purchase our commercial electric vehicles (or commercial electric vehicles generally) or vehicles powered by internal combustion engines, particularly diesel-fueled or natural gas-fueled vehicles. We believe these factors include:

●	the difference in the initial purchase prices of commercial electric vehicles and vehicles with comparable gross vehicle weight powered by internal combustion engines, both including and excluding the impact of government and other subsidies and incentives designed to promote the purchase of electric vehicles;

●	the total cost of ownership of the vehicle over its expected life, which includes the initial purchase price and ongoing operating and maintenance costs;

●	the availability and terms of financing options for purchases of vehicles and, for commercial electric vehicles, financing options for battery systems;

●	the availability of tax and other governmental incentives to purchase and operate electric vehicles and future regulations requiring increased use of nonpolluting vehicles;

●	government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

●	fuel prices, including volatility in the cost of diesel;

●	the cost and availability of other alternatives to diesel fueled vehicles, such as vehicles powered by natural gas;

●	corporate sustainability initiatives;

●	commercial electric vehicle quality, performance and safety (particularly with respect to lithium-ion battery packs);

●	the quality and availability of service for the vehicle, including the availability of replacement parts;

●	the limited range over which commercial electric vehicles may be driven on a single battery charge;

●	access to charging stations and related infrastructure costs, and standardization of electric vehicle charging systems;

●	electric grid capacity and reliability; and

●	macroeconomic factors.

If, in weighing these factors, operators of commercial vehicle fleets determine that there is not a compelling business justification for purchasing commercial electric vehicles, particularly those that we produce and sell, then the market for commercial electric vehicles may not develop as we expect or may develop more slowly than we expect, which would adversely affect our business, prospects, financial condition and operating results.

If our customers are unable to efficiently and effectively integrate our electric vehicles into their existing commercial fleets our sales may suffer and our business, prospects, financial condition and operating results may be adversely affected.

Our sales strategy involves a comprehensive plan for the pilot and roll-out of our electric vehicles, as well as the ongoing replacement of existing commercial vehicles with our electric vehicles, that is tailored to the individual needs of our customers. If we are unable to develop and execute fleet integration strategies or fleet management support services that meet our customers’ unique circumstances with minimal disruption to their businesses, our customers may not realize the economic benefits they expect from our electric vehicles. If this were to occur, our customers may not order additional vehicles from us, which could adversely affect our business, prospects, financial condition and operating results.

We currently do not have long-term supply contracts with guaranteed pricing which exposes us to fluctuations in component, materials and equipment prices. Substantial increases in these prices would increase our operating costs and could adversely affect our business, prospects, financial condition and operating results.

Because we currently do not have long-term supply contracts with guaranteed pricing, we are subject to fluctuations in the prices of the raw materials, parts and components and equipment we use in the production of our vehicles. Substantial increases in the prices for such raw materials, components and equipment would increase our operating costs and could reduce our margins if we cannot recoup the increased costs through increased vehicle prices. Any attempts to increase the announced or expected prices of our vehicles in response to increased costs could be viewed negatively by our customers and could adversely affect our business, prospects, financial condition and operating results.

The failure of certain key suppliers to provide us with components could have a severe and negative impact upon our business.

We have secured supply agreements for our critical components including our batteries. However, the agreements are dependent on volume to ensure that they are available at a competitive price. Further, we rely on a small group of suppliers to provide us with components for our products. If these suppliers become unwilling or unable to provide components or if we are unable to meet certain volume requirements in our existing supply agreements, there are a limited number of alternative suppliers who could provide them and the price for them could be substantially higher. Changes in business conditions, wars, governmental changes, and other factors beyond our control or which we do not presently anticipate could negatively affect our ability to receive components from our suppliers. Further, it could be difficult to find replacement components if our current suppliers fail to provide the parts needed for these products. A failure by our major suppliers to provide these components could severely restrict our ability to manufacture our products and prevent us from fulfilling customer orders in a timely fashion.

If we are unable to scale our operations at our Union City facility in an expedited manner from our limited low volume production to high volume production, our business, prospects, financial condition and operating results could be adversely affected.

We are currently assembling our orders at our Union City facility which is acceptable for our existing orders. To satisfy increased demand, we will need to quickly scale operations in our Union City facility as well as scale our supply chain including access to batteries. Such a substantial and rapid increase in operations will be extremely difficult, will strain our management capabilities and require additional finance personnel and other resources which we currently do not possess. Our business, prospects, financial condition and operating results could be adversely affected if we experience disruptions in our supply chain, if we cannot obtain materials of sufficient quality at reasonable prices or if we are unable to scale our Union City facility.

We depend upon key personnel and need additional personnel. The loss of key personnel or the inability to attract additional personnel may adversely affect our business and results of operations.

Our success depends on the continuing services of Duane Hughes, CEO, and top management. Although we entered into an Executive Retention Agreement with Mr. Hughes as Chief Executive Officer, Paul Gaitan as Chief Financial Officer and Julio Rodriguez as Chief Information Officer, we cannot assure you that we will be able to retain their services. The loss of any of these individuals could have a material and adverse effect on our business operations. Additionally, the success of our operations will largely depend upon our ability to successfully attract and maintain competent and qualified key management personnel. As with any company with limited resources, there can be no guarantee that we will be able to attract such individuals or that the presence of such individuals will necessarily translate into profitability for our company. Our inability to attract and retain key personnel may materially and adversely affect our business operations. Any failure by our management to effectively anticipate, implement, and manage the changes required to sustain our growth would have a material adverse effect on our business, financial condition, and results of operations.

We face intense competition. Some of our competitors have substantially greater financial or other resources, longer operating histories and greater name recognition than we do and could use their greater resources and/or name recognition to gain market share at our expense or could make it very difficult for us to establish market share.

Companies currently competing in the fleet logistics market offering alternative fuel medium-duty trucks include Ford Motor Company and Freightliner. Ford and Freightliner are currently selling alternative fuel fleet vehicles including hybrids. Ford and Freightliner have substantially more financial resources, established market positions, long-standing relationships with customers, vendors and dealers, and who have more significant name recognition, technical, marketing, sales, financial and other resources than we do. Although we believe that HorseFly, our Unmanned Aerial System (UAS), is unique in the marketplace in that it currently does not have any competitors when it comes to a UAS that works in combination with a truck, there are better financed competitors in this emerging industry, including Google and Amazon. While we are seeking to partner with existing delivery companies to improve their efficiencies in the last mile of delivery, our competitors are seeking to redefine the delivery model using drones from a central location requiring extended flight patterns. Our competitors’ new aerial delivery model would essentially eliminate traditional package delivery companies. Our model is focused on coupling our delivery drone with delivery trucks supplementing the existing model and providing shorter term flight patterns. Google and Amazon have more significant financial resources, established market positions, long-standing relationships with customers, more significant name recognition and a larger scope of resources including technical, marketing and sales than we do.

The market for personal eVTOL aircraft is new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors. The market is highly competitive, and the SureFly design is competing with experimental aircraft from large original equipment manufacturers, or OEMs, small OEMs, other aviation related companies, technology companies and entrepreneurs. Currently, there are several VTOL aircraft being developed that have some similarity to SureFly, including eHang and Volocopter. Many of our competitors are, in some ways, more advanced than we are.

The financial, personnel and other resources available to our competitors to develop new products and introduce them into the marketplace exceed the resources currently available to us. As a result, our competitors may be able to compete more aggressively and sustain that competition over a longer period than we can. This intense competitive environment may require us to make changes in our products, pricing, licensing, services, distribution, or marketing to develop a market position. Each of these competitors has the potential to capture significant market share in our target markets which could have an adverse effect on our position in our industry and on our business and operating results.

Our electric vehicles compete for market share with vehicles powered by other vehicle technologies that may prove to be more attractive than ours.

Our target market currently is serviced by manufacturers with existing customers and suppliers using proven and widely accepted fuel technologies. Additionally, our competitors are working on developing technologies that may be introduced in our target market. If any of these alternative technology vehicles can provide lower fuel costs, greater efficiencies, greater reliability or otherwise benefit from other factors resulting in an overall lower total cost of ownership, this may negatively affect the commercial success of our vehicles or make our vehicles uncompetitive or obsolete.

We currently have a limited number of customers, with whom we do not have long-term agreements, and expect that a significant portion of our future sales will be from a limited number of customers. The loss of any of these customers could materially harm our business.

A significant portion of our projected future revenue, if any, is expected to be generated from a limited number of vehicle customers. Our sales to UPS, our top customer accounted for approximately 98% and 91% of our net sales for the years ended December 31, 2017 and 2016, respectively. Additionally, much of our business model is focused on building relationships with a few large customers. Currently we have no contracts with customers that include long-term commitments or minimum volumes that ensure future sales of vehicles. As a result, our relationship with our major customers could change at any time. As such, a customer may take actions that negatively affect us for reasons that we cannot anticipate or control, such as reasons related to the customer’s financial condition, changes in the customer’s business strategy or operations or as the result of the perceived performance or cost-effectiveness of our vehicles. The loss of or a reduction in sales or anticipated sales to our most significant customers would have a material adverse effect on our business, prospects, financial condition and operating results.

Changes in the market for electric vehicles could cause our products to become obsolete or lose popularity.

The modern electric vehicle industry is in its infancy and has experienced substantial change in the last few years. To date, demand for electric vehicles has been slower than forecasted by industry experts. As a result, growth in the electric vehicle industry depends on many factors outside our control, including, but not limited to:

●	continued development of product technology, especially batteries;

●	the environmental consciousness of customers;

●	the ability of electric vehicles to successfully compete with vehicles powered by internal combustion; engines

●	limitation of widespread electricity shortages; and

●	whether future regulation and legislation requiring increased use of non-polluting vehicles is enacted.

We cannot assume that growth in the electric vehicle industry will continue. Our business will suffer if the electric vehicle industry does not grow or grows more slowly than it has in recent years or if we are unable to maintain the pace of industry demands.

President Trump’s administration may create regulatory uncertainty for the alternative energy sector and may materially harm our business, financial condition and operating results.

President Trump’s administration, may create regulatory uncertainty in the alternative energy sector. During the election campaign, President Trump made comments suggesting that he was not supportive of various clean energy programs and initiatives designed to curtail global warming. Since taking office, President Trump has released his America First Energy Plan which relies on fossil fuels, cancelled U.S. participation in the Paris Climate Agreement and signed several executive orders relating to oil pipelines. It remains unclear what specifically President Trump would or would not do with respect to these programs and initiatives, and what support he would have for any potential changes to such legislative programs and initiatives in the Unites States Congress. If President Trump and/or the United States Congress take action or publicly speak out about the need to eliminate or further reduce legislation, regulations and incentives supporting alternative energy or take action to further support the use of fossil fuels, such actions may result in a decrease in demand for alternative energy in the United States and may materially harm our business, financial condition and operating results.

If significant tariffs or other restrictions are placed on Chinese imports or any related countermeasures are taken by China, our revenue and results of operations may be materially harmed.

If significant tariffs or other restrictions are placed on Chinese imports or any related counter-measures are taken by China, our revenue and results of operations may be materially harmed. The Trump Administration has signaled that it may alter trade agreements and terms between China and the United States, including limiting trade with China and/or imposing a tariff on imports from China. In 2018, President Trump imposed tariffs on various imports and announced additional tariffs on goods imported from China specifically, as well as certain other countries. The materials subject to these tariffs have impacted our raw material costs. If further tariffs are imposed on a broader range of imports, or if further retaliatory trade measures are taken by China or other countries in response to additional tariffs, we may be required to raise our prices, which may result in the loss of customers and harm our reputation and operating performance.

The unavailability, reduction, elimination or adverse application of government subsidies, incentives and regulations could have an adverse effect on our business, prospects, financial condition and operating results.

We believe that, currently, the availability of government subsidies and incentives including those available in New York, California and Chicago is an important factor considered by our customers when purchasing our vehicles, and that our growth depends in part on the availability and amounts of these subsidies and incentives. Any reduction, elimination or discriminatory application of government subsidies and incentives because of budgetary challenges, policy changes, the reduced need for such subsidies and incentives due to the perceived success of electric vehicles or other reasons may result in the diminished price competitiveness of the alternative fuel vehicle industry.

Certain regulations and programs that encourage sales of electric vehicles could be eliminated or applied in a way that adversely impacts sales of our commercial electric vehicles, either currently or at any time in the future. For example, the U.S. federal government and many state governments are experiencing political change and facing fiscal crises, which could result in the elimination of programs, subsidies and incentives that encourage the purchase of electric vehicles. If government subsidies and incentives to produce and purchase electric vehicles were no longer available to us or to our customers, or the amounts of such subsidies and incentives were reduced, our business and results of operations would be adversely affected.

We may be unable to keep up with changes in electric vehicle technology and, as a result, may suffer a decline in our competitive position.

There are companies in the electric vehicle industry that have developed or are developing vehicles and technologies that compete or will compete with our vehicles. Our current products are designed for use with, and are dependent upon, existing electric vehicle technology. As technologies change, we plan to upgrade or adapt our products to continue to provide products with the latest technology. We cannot assure that our competitors will not be able to duplicate our technology or provide products and services similar to ours more efficiently. However, our products may become obsolete or our research and development efforts may not be sufficient to adapt to changes in or to create the necessary technology. If for any reason we are unable to keep pace with changes in electric vehicle technology, particularly battery technology, our competitive position may be adversely affected.

Product liability or other claims could have a material adverse effect on our business.

The risk of product liability claims, product recalls, and associated adverse publicity is inherent in the manufacturing, marketing, and sale of electrical vehicles. Although we have product liability insurance for our consumer and commercial products, that insurance may be inadequate to cover all potential product claims. We also carry liability insurance on our products. Any product recall or lawsuit seeking significant monetary damages either in excess of our coverage, or outside of our coverage, may have a material adverse effect on our business and financial condition. We may not be able to secure additional product liability insurance coverage on acceptable terms or at reasonable costs when needed. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product recall could generate substantial negative publicity about our products and business and inhibit or prevent commercialization of other future product candidates. We cannot provide assurance that such claims and/or recalls will not be made in the future.

We may have to devote substantial resources to implementing a retail product distribution network.

Dealers are often hesitant to provide their own financing to contribute to our product distribution network. Thus, we anticipate that we may have to provide financing or other consignment sale arrangements for dealers. A capital investment such as this presents many risks, foremost among them being that we may not realize a significant return on our investment if the network is not profitable. Our inability to collect receivables from dealers could cause us to suffer losses. Additionally, the amount of time that our management will need to devote to this project may divert them from performing other functions necessary to assure the success of our business. We cannot assure you that we will be able to successfully implement our distribution network or that its efforts will be successful.

Regulatory requirements may have a negative impact upon our business.

While our vehicles are subject to substantial regulation under federal, state, and local laws, we believe that our vehicles are or will be materially in compliance with all applicable laws. However, to the extent the laws change, or if we introduce new vehicles in the future, some or all of our vehicles may not comply with applicable federal, state, or local laws. Further, certain federal, state, and local laws and industrial standards currently regulate electrical and electronics equipment. Although standards for electric vehicles are not yet generally available or accepted as industry standards, our products may become subject to federal, state, and local regulation in the future. Compliance with these regulations could be burdensome, time consuming, and expensive.

Our products are subject to environmental and safety compliance with various federal and state regulations, including regulations promulgated by the EPA, NHTSA, and various state boards, and compliance certification is required for each new model year. The cost of these compliance activities and the delays and risks associated with obtaining approval can be substantial. The risks, delays, and expenses incurred in connection with such compliance could be substantial.

Our success may be dependent on protecting our intellectual property rights.

We rely on trade secret protections to protect our proprietary technology as well as several registered patents and pending patent applications. Our patents relate to the vehicle chassis assembly, vehicle header and drive module and manifold for electric motor drive assembly. Our existing patent applications relates to the onboard generator drive system for electric vehicles, the delivery drone, and the manned multicopter. Our success will, in part, depend on our ability to obtain additional trademarks and patents. We are working on obtaining additional patents and trademarks registered with the United States Patent and Trademark Office. Although we have entered into confidentiality agreements with our employees and consultants, we cannot be certain that others will not gain access to these trade secrets. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.

Competitors may infringe our issued patents or other intellectual property. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time consuming.  Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their patents. In addition, in a patent infringement proceeding, a court may decide that a patent of ours is invalid or unenforceable, in whole or in part; construe the patent’s claims narrowly; or refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.

Most of our competitors are larger than we are and have substantially greater resources than we do. They are, therefore, likely to be able to sustain the costs of complex patent litigation longer than we could. In addition, the uncertainties associated with litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

Our business may be adversely affected by union activities.

Although none of our employees are currently represented by a labor union, it is common throughout the automotive industry for many employees at automotive companies to belong to a union, which can result in higher employee costs and increased risk of work stoppages. Our employees may join or seek recognition to form a labor union, or we may be required to become a union signatory. Our production facility in Union City, Indiana was purchased from Navistar. Prior employees of Navistar were union members and our future work force at this facility may be inclined to vote in favor of forming a labor union. Furthermore, we are directly or indirectly dependent upon companies with unionized work forces, such as parts suppliers and trucking and freight companies, and work stoppages or strikes organized by such unions could have a material adverse impact on our business, financial condition or operating results. If a work stoppage occurs, it could delay the manufacture and sale of our trucks and have a material adverse effect on our business, prospects, operating results or financial condition. The mere fact that our labor force could be unionized may harm our reputation in the eyes of some investors and thereby negatively affect our stock price. Consequently, the unionization of our labor force could negatively impact our company’s health.

We may be exposed to liability for infringing upon the intellectual property rights of other companies.

Our success will, in part, depend on our ability to operate without infringing on the proprietary rights of others. Although we have conducted searches and are not aware of any patents and trademarks which our products or their use might infringe, we cannot be certain that infringement has not or will not occur. We could incur substantial costs, in addition to the great amount of time lost, in defending any patent or trademark infringement suits or in asserting any patent or trademark rights, in a suit with another party.

Our electric vehicles make use of lithium-ion battery cells, which, if not appropriately managed and controlled, have occasionally been observed to catch fire or vent smoke and flames. If such events occur in our electric vehicles, we could face liability for damage or injury, adverse publicity and a potential safety recall, any of which would adversely affect our business, prospects, financial condition and operating results.

The battery packs in our electric vehicles use lithium-ion cells, which have been used for years in laptop computers and cell phones. On occasion, if not appropriately managed and controlled, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials. Highly publicized incidents of laptop computers and cell phones bursting into flames have focused consumer attention on the safety of these cells. These events also have raised questions about the suitability of these lithium-ion cells for automotive applications. There can be no assurance that a field failure of our battery packs will not occur, which would damage the vehicle or lead to personal injury or death and may subject us to lawsuits. Furthermore, there is some risk of electrocution if individuals who attempt to repair battery packs on our vehicles do not follow applicable maintenance and repair protocols. Any such damage or injury would likely lead to adverse publicity and potentially a safety recall. Any such adverse publicity could adversely affect our business, prospects, financial condition and operating results.

Our facilities could be damaged or adversely affected as a result of disasters or other unpredictable events. Any prolonged disruption in the operations of our facility would adversely affect our business, prospects, financial condition and operating results.

We engineer and assemble our electric vehicles in a facility in Loveland, Ohio and we intend to locate the assembly function to our facility in Union City. Any prolonged disruption in the operations of our facility, whether due to technical, information systems, communication networks, accidents, weather conditions or other natural disaster, or otherwise, whether short or long-term, would adversely affect our business, prospects, financial condition and operating results.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As a publicly traded company, we are subject to a significant body of regulation, including the Sarbanes-Oxley Act of 2002. While we have developed and instituted a corporate compliance program based on what we believe are the current best practices in corporate governance and continue to update this program in response to newly implemented or changing regulatory requirements, we cannot provide assurance that we are or will be in compliance with all potentially applicable corporate regulations. In connection with management’s assessment of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002, we identified material weaknesses pertaining to the lack of established adequate financial reporting activities and the lack of established proper accounting and financing reporting oversight. While we have taken steps to address these material weaknesses, we cannot assure you that we have adequately addressed them. We cannot provide assurance that, in the future, our management will not find additional material weakness in connection with its annual review of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We also cannot provide assurance that we will be able to remediate existing weaknesses and any such additional weakness identified; our failure to do so would prevent our management from concluding that our internal control over financial reporting as of the end of our fiscal year is effective. If we fail to comply with any of these regulations, we could be subject to a range of regulatory actions, fines or other sanctions or litigation. If we must disclose any material weakness in our internal control over financial reporting, our stock price could decline.

Risks Related to Owning Our Securities

If we fail to continue to meet the listing standards of NASDAQ, our Common Stock may be delisted, which could have a material adverse effect on the liquidity of our Common Stock.

Our Common Stock is currently listed on the Nasdaq Capital Market. The NASDAQ Stock Market LLC has requirements that a company must meet in order to remain listed on NASDAQ. In particular, NASDAQ rules require us to maintain a minimum bid price of $1.00 per share of our Common Stock. On December 4, 2018, we received a notice from the Listing Qualifications Department of the NASDAQ Stock Market indicating that, for the last 30 consecutive business days, the bid price for our common stock had closed below the minimum $1.00 per share required for continued inclusion on The NASDAQ Capital Market under NASDAQ Listing Rule 5550(a)(2). The notification letter states that pursuant to NASDAQ Listing Rule 5810(c)(3)(A) we will be afforded 180 calendar days, or until June 3, 2019, to regain compliance with the minimum bid price requirement. In order to regain compliance, shares of our common stock must maintain a minimum bid closing price of at least $1.00 per share for a minimum of ten consecutive business days. If we do not regain compliance by June 3, 2019, NASDAQ may provide written notification that our common stock will be delisted. At that time, we may appeal NASDAQ’s delisting determination to a NASDAQ Listing Qualifications Panel. Alternatively, we may be eligible for an additional 180 day grace period if it satisfies all of the requirements, other than the minimum bid price requirement, for listing on The NASDAQ Capital Market set forth in NASDAQ Listing Rule 5505. In addition, we may be unable to meet other applicable NASDAQ listing requirements, including maintaining minimum levels of stockholders’ equity or market values of our Common Stock in which case, our Common Stock could be delisted. If our Common Stock were to be delisted, the liquidity of our Common Stock would be adversely affected and the market price of our Common Stock could decrease.

The trading of our shares of common has been relatively thin and there is no assurance that a liquid market for our shares of Common Stock will develop.

Our Common Stock has traded on the Nasdaq Capital Market, under the symbol “WKHS”, since January 2016. Since that date, our Common Stock has been relatively thinly traded. There can be no assurance that we will be able to successfully develop a liquid market for our common shares. The stock market in general, and early stage public companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These market fluctuations may adversely affect the price of our Common Stock and other interests in our company when you want to sell you interest in us.

We have not paid dividends in the past and have no immediate plans to pay dividends.

We plan to reinvest all of our earnings, to the extent we have earnings, in order to develop our products, deliver on our orders and cover operating costs and to otherwise become and remain competitive. We do not plan to pay any cash dividends with respect to our securities in the foreseeable future. We cannot assure you that we would, at any time, generate sufficient surplus cash that would be available for distribution to the holders of our Common Stock as a dividend. Therefore, you should not expect to receive cash dividends on our Common Stock.

Shares eligible for future sale may adversely affect the market for our Common Stock.

Of the 59,169,661 shares of our Common Stock outstanding as of February 8, 2019, approximately 48.1 million shares are held by “non-affiliates” and are freely tradable without restriction pursuant to Rule 144. In addition, our Registration Statement on Form S-3 (File No. 333-213100) for purposes of registering the resale of 1,033,717 shares of Common Stock and 1,833,193 shares of Common Stock issuable upon exercise of stock purchase warrants has been declared effective. Any substantial sale of our Common Stock pursuant to Rule 144 or pursuant to any resale prospectus may have a material adverse effect on the market price of our Common Stock.

A significant number of shares of our Common Stock are issuable upon exercise of outstanding warrants and/or options to purchase shares of Common Stock, and we expect to issue additional shares of Common Stock in the future. Any exercise or sales of these securities will dilute the interests of other security holders and may depress the price of our Common Stock.

As of February 8, 2019, there were up to 17,818,844 shares of Common Stock issuable upon exercise of outstanding warrants, which includes the warrants held by Arosa and Marathon, and 5,896,052 shares of Common Stock issuable upon exercise of outstanding options. In accordance with the Credit Agreement, the Company issued Marathon a Common Stock Purchase Warrant to purchase, in the aggregate, 8,053,390 shares of common stock of the Company at an exercise price of $1.25 per share exercisable in cash only for a period of three years and then for cash or cashless thereafter (collectively, the “Initial Warrants”). Until the later of the repayment of all obligations owed to Marathon or two years from the closing date, the Company will be required to issue additional Common Stock Purchase Warrants (the “Additional Warrants”) to Marathon equal to 10%, in the aggregate, of any additional issuance, subject to certain exceptions, on substantially the same terms and conditions of the Initial Warrants, except that (i) the applicable expiration date thereof shall be five years from the issuance date of the applicable warrant, (ii) the initial exercise price shall be a price equal to the price per share of common stock used in the relevant issuance multiplied by 110% and (iii) the holder shall be entitled to exercise the warrant on a cashless exercise at any time the warrant is exercisable. In the future, we may issue additional Common Stock and warrants from time to time to finance our operations, to fund potential acquisitions or in connection with additional stock options or other equity awards granted to our employees, officers, directors and consultants under our equity compensation plans. Future anti-dilution adjustments to such securities may result in substantial additional dilution to existing stockholders. The issuance of additional shares of Common Stock, convertible securities or warrants to purchase Common Stock, the perception that such issuances may occur, or exercise of outstanding warrants, convertible securities or options will have a dilutive impact on other shareholders and could have a material negative effect on the market price of our Common Stock.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be at prices which are reflected in the trading price of our securities on the NASDAQ Capital Market. We may sell shares or other securities in any future offering at a price per share that is lower than the market price for our securities, which would result in those newly issued shares being dilutive. In addition, investors purchasing shares or other securities in the future could have rights superior to existing stockholders, which could impair the value of your shares. The price per share at which we sell additional shares of our Common Stock, or securities convertible or exchangeable into Common Stock, in future transactions may be higher or lower than the price per share paid by investors in the open market.

Our charter documents and Nevada law may inhibit a takeover that stockholders consider favorable.

Provisions of our certificate of incorporation and bylaws and applicable provisions of Nevada law may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. The provisions in our certificate of incorporation and bylaws:

●	provide our board of directors the authority to issue up to 75,000,000 shares of preferred stock in one or more series and to determine the powers, preferences and rights of each series without shareholder approval;

●	limit who may call stockholder meetings;

●	do not provide for cumulative voting rights; and

●	provide that all vacancies may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

There are limitations on our directors’ and officers’ liability.

As permitted by Nevada law, our certificate of incorporation limits the liability of our directors for monetary damages for breach of a director’s fiduciary duty except for liability in certain instances. As a result of our charter provision and Nevada law, shareholders may have limited rights to recover against directors for breach of fiduciary duty. In addition, our certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by law.

Risks Related to this Offering

An investment in the Shares is speculative and there can be no assurance of any return on any such investment.

An investment in the shares of Common Stock is speculative and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in the Company, including the risk of losing their entire investment. Further, the shares of Common Stock are restricted securities issued in accordiance with the exemption provided under Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgaged thereunder. Accordingly, the shares of Common Stock must be held until such securities are available for resale under Rule 144, which is a minimum of six months.

We have significant discretion over certain of the net proceeds.

The net proceeds of this Offering will be applied to general corporate purposes within the sole discretion of management. The use of proceeds may change as management deems fit. As is the case with any business, particularly one without a proven business model, it should be expected that certain expenses unforeseeable to management at this juncture will arise in the future. There can be no assurance that management’s use of proceeds generated through this offering will prove optimal or translate into revenue or profitability for the Company. Investors are urged to consult with their attorneys, accountants and personal investment advisors prior to making any decision to invest in the Company.

The maximum Offering will be offered by on a “Best Efforts” basis, and we may not raise the Maximum offering.

We are offering the shares with respect to the maximum offering. In a best efforts offering, there is no assurance that we will sell the maximum offering. Accordingly, we may close upon amounts less than the maximum offering which may not provide us with sufficient funds to fully implement our business plan.